News Release

Contact:
Paul Chrisco, CFO
(812) 981-7375

FOR IMMEDIATE RELEASE

Community Bank Shares of Indiana, Inc. reports 4th quarter earnings

     NEW ALBANY,  Ind.  (January 29,  2003) - Community  Bank Shares of Indiana,
Inc.  reported  net income of $650,000  ($0.27 per diluted  share) for the three months ended  December 31, 2002, an increase of 14.6% from  $567,000  ($0.23 per diluted  share)  for the same  period in 2001.  Net  income  for the year  ended
December 31, 2002  decreased  28.1% to $2,126,000  ($0.87 per diluted share) for
2002 from $2,955,000  ($1.18 per diluted share) in 2001.  Total assets increased
8.4% to $465.5  million at December 31, 2002 from $429.6 million at December 31,
2001. Over the same period,  the Company achieved growth of 12.0% in total loans and 13.3% in total deposits.

     The fourth  quarter of 2002 was  positively  impacted by  increases  in net interest  income and  non-interest  income and a lower  effective  tax rate that resulted  from various tax  strategies  implemented  during the first quarter of
2002.  Net interest  income  increased 2.2% between the periods due primarily to growth in average net loans  receivable,  which was funded mostly by an increase in  deposits.  Non-interest  income grew 58.0%  between the two  quarters due to increases in service charges on deposit accounts, earnings on the cash surrender value of life insurance purchased on key employees of the Banks during the first quarter  of  2002,  and  gains  on the  sale of  available-for-sale  securities.
Provision  for loan losses and  non-interest  expense  both  increased  from the fourth quarter of 2001 to the same period in 2002. The increase in the provision for loan losses was due primarily to an increase in non-performing loans and the
level  of  probable  losses   incurred  on  impaired  loans.   The  increase  in
non-interest  expense  resulted  primarily  from increases in  compensation  and benefits and occupancy and equipment  expenses related to the opening of two new branches during 2002 and the Company's ongoing efforts to offer new products and services to its customers.

     The decline in net income in 2002 as compared to 2001 was  primarily due to increases in non-interest  expense and provision for loan losses  resulting from the same factors that caused the change in the respective categories between the fourth  quarters of 2001 and 2002. In addition,  net interest income declined by
4.5% between 2001 and 2002 due to generally  lower  interest  rates  between the periods that resulted in the yield on  interest-earning  assets declining faster than the cost of interest-bearing liabilities.  Non-interest income increased by
44.6% due to the same factors causing the increase between the fourth quarter of
2001 and the same period in 2002.

     "We will continue to seek loan and deposit growth  through the  development of  relationships  with commercial and retail customers within our market areas.
We are  currently  devising  retail  programs  that will allow us to attract new deposits, and we will continue to develop innovative products that will allow us to provide the best in banking  services to our  customers.  We are  building an operating platform that will allow us to increase market share in both loans and deposits,  which will lead to increased  profitability  in the  future,"  stated
James D. Rickard, president and chief executive officer.

     Mr.  Rickard  added,  "The past year has been a challenging  one but we are optimistic about growth  opportunities in the forthcoming year. While it will be a  challenge,  we expect that net income for 2003 will  improve  from 2002 as we drive  increases in net interest income through growth in loans and deposits and non-interest income through other initiatives. We will continue to build on last year's  expansion  into Jefferson  County,  Kentucky and to focus on exceptional customer  service by offering an array of  competitive  financial  products  and services designed to meet the needs of our customers.  Finally, we will continue to be leaders in the communities we serve."

     Community  Bank  Shares of  Indiana,  Inc.  is the  parent  company  of two full-service  banking  subsidiaries-Community  Bank of  Southern  Indiana in New
Albany,  Indiana,  and Community  Bank of Kentucky in Bardstown,  Kentucky.  The
Company is traded on the Nasdaq under the symbol CBIN.

     Statements  in  this  press  release   relating  to  the  Company's  plans,
objectives,  or future  performance are  forward-looking  statements  within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations.  The Company's actual strategies and  results in future  periods  may  differ  materially  from  those  currently expected due to various risks and  uncertainties,  including  those discussed in the Company's 2001 Form 10-K and subsequent  10-Qs filed with the Securities and
Exchange Commission.

                          [TABULAR INFORMATION FOLLOWS]

CONSOLIDATED CONDENSED
BALANCE SHEETS
(Unaudited)
                                           December 31,      December 31,
                                               2002              2001
                                                   (In thousands)
ASSETS
Cash and due from banks                           $  6,631         $  8,442
Interest bearing deposits in
       other financial institutions                    950            2,657
Investment securities                               92,374           99,101
Loans receivable, net                              330,864          295,431
Premises and equipment                              11,324           11,216
Other assets                                        23,406           12,769
                                         -----------------------------------
Total Assets                                     $ 465,549        $ 429,616
                                         ===================================
LIABILITIES
Deposits                                         $ 289,830        $ 255,892
Borrowed funds                                     129,093          128,075
Other liabilities                                    3,329            3,284
                                         -----------------------------------
Total Liabilities                                  422,252          387,251
                                         -----------------------------------

STOCKHOLDERS' EQUITY

Stockholders' equity                                43,297           42,365
                                         -----------------------------------
Total Liabilities and
       Stockholders' Equity                      $ 465,549        $ 429,616
                                         ===================================

CONSOLIDATED CONDENSED
STATEMENTS OF INCOME
 (Unaudited)
                                                 Three Months Ended                Twelve Months Ended
                                                    December 31,                      December 31,
                                               2002             2001              2002             2001
                                                         (In Thousands Except Per Share Data)
Interest income                                  $  6,157         $   6,745        $  25,052        $  29,295
Interest expense                                    3,094             3,749           13,354           17,045
                                         ---------------------------------------------------------------------
Net interest income                                 3,063             2,996           11,698           12,250
Provision for loan losses                             143                80            1,144              520
Non-interest income                                   825               522            3,160            2,186
Non-interest expense                                2,870             2,585           10,938            9,379
                                         ---------------------------------------------------------------------
Income before income taxes                            875               853            2,776            4,537
Income tax expense                                    225               286              650            1,582
                                         ---------------------------------------------------------------------
Net income                                       $    650          $    567        $   2,126        $   2,955
                                         =====================================================================
Basic earnings per share                         $   0.27          $   0.23        $    0.87         $   1.18
Diluted earnings per share                       $   0.27          $   0.23        $    0.87         $   1.18
                                         =====================================================================